Gasco
------
Energy

For Release at 9 AM EDT on Tuesday, July 5, 2005

                     GASCO ENERGY PROVIDES OPERATIONS UPDATE
     SECOND QUARTER NET PRODUCTION UP 92% OVER FIRST QUARTER OF 2005 AND UP
                        116% OVER FIRST QUARTER OF 2004

DENVER - (PR Newswire) - July 5, 2005 - Gasco Energy, Inc. (AMEX: GSX) today provided an interim operations update on its Riverbend Project in Utah's Uinta Basin.

Quarterly Production
Estimated  cumulative  net  production  for the quarter  ended June 30, 2005 was
281.9 million cubic feet equivalent (MMcfe), an increase of 92% over the first quarter of 2005 production of 147.1 MMcfe, and 116% above second quarter 2004's production of 130.3 MMcfe. Net production increases are attributed to the completion of new wells during the quarter and to a higher average working interest in those wells partially offset by normal production declines in existing wells.

Gross production from the second quarter of 2005 increased 55% to 863.4 MMcfe over gross production of 558.5 MMcfe for the first quarter of 2005.

Gasco Energy Net Production Detail

                                  Three months ended                 Three months ended                Six months ended
                                  ------------------                 ------------------                ----------------
                                 June 30,    March 31,              June 30,    June 30,             June 30,   June 30,
                                  2005        2005      % Change      2005        2004    % Change     2005      2004    % Change
                                  ----        ----        ------     -----        ----     -------     ----      ----      ------

Natural Gas / MMcf                269.3       137.8        95%       269.3      122.7       119%       407.1     249.5       63%
Oil / Bbls                        2,091       1,549        35%       2,091      1,265       65%        3,640     2,785       31%
Natural Gas Equivalents / MMcfe   281.9       147.1        92%       281.9      130.3       116%       429.0     266.2       61%

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

Drilling Activity
During the second quarter of 2005 Gasco spudded six gross wells (3.9 net) and reached total depth on four gross wells (1.9 net). The Company continues to run three rigs, which were in the process of drilling three wells as of the end of the quarter. Year-to-date Gasco has spudded 11 gross wells (6.8 net) and reached total depth on nine gross wells (4.8 net) keeping the Company on track to drill and complete the previously announced target of 20 gross wells (13 net) for the full-year 2005.

Completion Activity
Gasco conducted initial completion operations on seven wells and re-entered four wells to complete behind-pipe pay zones during the second quarter of 2005. At June 30, 2005, Gasco had 30 gross wells on production, and one well flowing back frac fluids from recent completion operations. During the first six months of 2005, the Company conducted initial completion operations on 12 wells and re-entered eight well bores to complete behind-pipe pay.

The Company's current drilling strategy entails the development of a well in two mobilizations. In the first mobilization a well is completed in the Blackhawk and Lower Mesaverde formations in five to six frac stages. The well is then produced until flowing pressures have dropped sufficiently to allow substantial production contribution from the uphole zones. This usually occurs six months from initial production. The well is then re-entered and frac'ed in four to five stages in the Upper Mesaverde and Wasatch formations.

Mike Decker, Chief Operating Officer said, "While our production growth validates our play concept, equally important are operational improvements. During 2004, the first frac crew mobilization on wells drilled to the Blackhawk only completed the Blackhawk Formation in order to gather important production and pressure decline data. After sufficient data was gathered, a second mobilization added the Lower Mesaverde and still later a third mobilization added the Upper Mesaverde and Wasatch. Well data gained from drilling and completing these 2004 wells now allows Gasco to complete Blackhawk wells in two mobilizations, thereby reducing capital costs. We expect to identify additional operational efficiencies in the project to help further reduce drilling time and completion costs while increasing estimated ultimate recoveries in our wells."

Second Quarter Financial Results
Gasco expects to announce its second quarter and year-to-date results on or before August 9, 2005. The Company will schedule a conference call to be announced at a later date to discuss quarterly and year-to-date operational and financial progress.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1. of the Company's 2004 Form 10-K filed with the Securities and Exchange Commission on March 16, 2005.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044


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